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FD Ashton Partners
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PERICOM SEMICONDUCTOR ELECTS MICHAEL J. SOPHIE TO ITS BOARD OF DIRECTORS

San Jose, Calif. - August 25, 2008 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced the election of Mr. Michael J. Sophie to its Board of Directors. In addition to serving on the Board, Mr. Sophie will also serve as Chairman of the Audit Committee of the Board of Directors.

Mr. Sophie has executive level experience in the electronics systems and semiconductor industries. Mr. Sophie’s Board experience includes serving on the Boards of successful public and private companies with operations in North America and Asia. Mr. Sophie holds an MBA degree from the University of Santa Clara and a BS degree from California State University, Chico.

Alex Hui, President and CEO, said of Mr. Sophie’s appointment, “We are very pleased to have Michael J. Sophie join our Board of Directors and serve as Chairman of our Audit Committee. Michael’s prior experience give him very valuable insights into our business, and his financial expertise and board experience will help us ensure that our Audit Committee and corporate governance practices are effective. Michael will be an invaluable resource as we drive Pericom to the next level in our evolution.”

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, Calif., with design centers and technical sales and support offices globally. http://www.pericom.com